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                                                                                                       EXHIBIT 99


                                                   SOLUTIA INC.

                              COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES

                                              (DOLLARS IN MILLIONS)


                                                                                                   SIX MONTHS
                                                                                                      ENDED
                                   1999        2000        2001        2002        2003           JUNE 30, 2004
                                   -----       -----       -----       -----       -----       ------------------
Income (loss) from continuing
  operations, before income taxes
  and equity earnings (loss) from
  affiliates(1)..................  $ 262       $  (5)      $(111)      $ (32)     $ (482)            $ (180)

Add:
    Fixed charges................     62          85          83          98         131                 78
    Amortization of capitalized
      interest...................      7           7           7           7           6                  3
    Dividends from affiliated
      companies..................     60          45          30          25           -                  -

Less:
    Interest capitalized.........    (13)        (17)         (2)         (1)         (1)                (1)
                                   -----       -----       -----       -----      ------             ------
        Income as adjusted.......  $ 378       $ 115       $   7       $  97      $ (346)            $ (100)
                                   =====       =====       =====       =====      ======             ======

Fixed charges:
    Interest expensed and
      capitalized................     53          73          72          85         121                 73
    Estimate of interest within
      rental expense.............      9          12          11          13          10                  5
                                   -----       -----       -----       -----      ------             ------
        Fixed charges............  $  62       $  85       $  83       $  98      $  131             $   78
                                   =====       =====       =====       =====      ======             ======

Ratio of Earnings to Fixed
  Charges(2).....................   6.10        1.35        0.08        0.99       (2.64)             (1.28)



(1) Includes restructuring and other items of $120 for the six months ended June 30, 2004; $343 for the year ended December 31, 2003, $17 for the year ended December 31, 2002; $86 for the year ended December 31, 2001; $107 for the year ended December 31, 2000; and $61 for the year ended December 31, 1999.

(2) Earnings for the six months ended June 30, 2004 and the years ended December 31, 2003, 2002, and 2001, would have to be $178, $477, $1 and
    $76 higher, respectively, in order to achieve a one-to-one ratio.
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